Exhibit 99.B.4.12 RELIASTAR LIFE INSURANCE COMPANY A Stock Company
Home Office: Minneapolis, Minnesota	ING Service Center: Minot, North Dakota

                          DOLLAR COST AVERAGING (DCA) FIXED ACCOUNT RIDER

This Rider is part of your Contract and is effective upon issuance. The provisions in this Rider supersede any conflicting provisions in your Contract or in any prior rider.

There is no charge for this Rider.

"We" are ReliaStar Life Insurance Company.
"You" are the Owner of the Contract according to our records.

Definition of Terms - Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:

                 Contract Value - The Contract Value as defined in the Contract,

1.	Plus the DCA Fixed Account Contract Value (as shown below),
2.	Plus the value of any other investment options added to the Contract by rider or endorsement.

                 Dollar Cost Averaging - An investment strategy whereby you purchase fixed dollar amounts of an investment at regular intervals, regardless of price.

                 DCA Fixed Account - The account under this Rider that guarantees both principal and interest. The DCA
                 Fixed Account is provided as a vehicle for dollar cost averaging to any of the Sub-Accounts in the Variable
                 Account. The DCA Fixed Account is held in our General Account. We have complete ownership and control of the assets in the General Account.

                 DCA Term - The period you select, based on what we are currently offering, during which the amounts you allocate to the DCA Fixed Account are reallocated to one or more Sub-Accounts in the Variable Account.

Guaranteed Minimum Interest Rate - The effective yearly interest rate credited to the DCA Fixed Account will never be less than [1%-3%].

DCA Fixed Account - The DCA Fixed Account allows for automatic transfers of amounts at monthly intervals from the
DCA Fixed Account to one or more Sub-Accounts in the Variable Account. The payments are reallocated over a DCA
Term, typically periods of up to one year. We are not obligated to always have a particular DCA Term, or any DCA Terms available.

We reserve the right to limit your participation in the DCA Fixed Account to once over the life of the Contract. If we allow you to participate in additional DCA Fixed Accounts after the initial, you are allowed to invest in only one DCA Term at any given time.

The minimum initial Purchase Payment for the DCA Fixed Account is $5,000. This account is limited to Purchase
Payments. No transfers from the Sub-Accounts or from any other available investment options are permitted into the
DCA Fixed Account.

Subsequent Purchase Payments may be allocated to the DCA Term in which you are currently participating. The balance in the DCA Fixed Account will be adjusted to reflect the subsequent payment(s), and reallocations will be recalculated based on the number of months remaining in the DCA Term. At the end of the DCA Term, all money allocated to the DCA
Term will have been reallocated to the Variable Account and the DCA Fixed Account Contract Value in that DCA Term will equal zero.

Form No. 40073 12-05                                                    1

DCA Fixed Account Contract Value - The DCA Fixed Account Contract Value on any Valuation Date is:

1.	The sum of your Purchase Payment(s) allocated to a DCA Fixed Account;
2.	Plus interest credited to the DCA Fixed Account;
3.	Less any previous partial withdrawals, loans (if applicable), and amounts applied to purchase partial annuity payouts;

4.	Less any previous reallocation to the Variable Account; and
5.	Less premium taxes deducted, if any; and
6.	Less any charges related to optional riders attached to the Contract.

Interest Crediting - Interest will be credited and compounded daily to the Contract Value using the daily equivalents of effective yearly interest rates. This refers to the yield that results after interest has compounded daily for a full year. The annual Guaranteed Minimum Interest Rate will apply to all amounts held in a DCA Fixed Account during the calendar year.

The interest rate earned on the DCA Fixed Account will be the Guaranteed Minimum Interest Rate plus any additional interest, which we may declare from time to time. In no circumstance will the effective yearly interest rate be less than the
Guaranteed Minimum Interest Rate.

A Purchase Payment allocated to a DCA Term will be credited with interest at the rate in effect at the start of the DCA
Term. That rate will remain in effect for the remaining balance of that Purchase Payment until the DCA Term ends.
Subsequent Purchase Payments into the same DCA Term earn interest at the then current interest rate applied to new allocations to a DCA Term of the same duration. There may be different interest rates for different DCA Terms. In addition, DCA Terms of the same duration may have different interest rates depending on when the DCA Term began.

The DCA Fixed Account may receive a different interest rate than another fixed account we may offer by rider or endorsement.

Interest rates are set at our complete discretion and consider many factors, including, but not limited to: investment yield rates, taxes, Guaranteed Minimum Interest Rate, contract persistency, desired profit margin, and other experience and competitive factors.

Reallocations from the DCA Fixed Account - This provision is a vehicle for dollar cost averaging to any of the Sub-
Accounts.

1.	Requirements

Reallocations from the DCA Fixed Account to the Variable Account must begin within 30 days from receipt of the Purchase Payment.

You may change the Variable Sub-Account(s) receiving the DCA Fixed Account reallocations by giving us written notice prior to the Reallocation Date.

2.	Reallocation Date

Reallocations from the DCA Fixed Account will be transferred any time before the 29th day of each month. You may tell us in writing the date you want the reallocation to occur. If the reallocation date is not a Valuation Date, the reallocation will occur on the next Valuation Date.

3.	Discontinuing Reallocation from the DCA Fixed Account

If reallocations from the DCA Fixed Account are discontinued prior to the end of the DCA Term chosen, we will reallocate the remaining balance of the DCA Fixed Account to Fixed Account D, if available under your Contract unless you tell us differently. If Fixed Account D is not available, then we will allocate the remaining balance of the
DCA Fixed Account to the money market fund in the Variable Account, unless you tell us differently.

Form No. 40073 12-05                                                 2

Continuation of Rider in the Event of Death Prior to the Start Date - If the Owner dies while a Dollar Cost Averaging account is in effect and the Contract permits the surviving spouse of the deceased Owner to elect to continue the Contract in accordance with its terms, the surviving spouse may elect to have reallocations from the DCA Fixed Account continue until the duration is complete.

If the Contract is continued, the DCA Fixed Account will remain available for allocation of Purchase Payments or portions thereof, subject to any restrictions and limits set forth in this Rider.

Termination of Rider - Except as otherwise provided under the Continuation of Rider in the Event of Death Prior to
the Start Date provision of this Rider, this Rider will terminate upon the earliest of the following events:

1.	The date death benefit proceeds become payable under the Contract;
2.	The date the Contract is terminated under the conditions in the Contract; or
3.	The Start Date.

Withdrawal Charge Applicable to Amounts in the DCA Fixed Account - The value of Purchase Payments allocated to the DCA Fixed Account is included in the calculation of the withdrawal charge upon partial or full withdrawal of amounts from the Contract. The calculation for any applicable withdrawal charge is shown in Section 6 of the Contract.

Effective Date - [03/31/2006]

Notwithstanding anything else in your Contract, the provisions of this Rider are controlling.

All other terms and conditions as defined in the Contract remain unchanged, unless otherwise defined in this Rider.

                                                    RELIASTAR LIFE INSURANCE COMPANY

President                                                                                          Secretary

Form No. 40073 12-05                                                 3